UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                       000-28309

(Check One):
   / / Form 10-K   / / Form 20-F  / / Form 11-K   /X/ Form 10-Q   / / Form N-SAR

         For Period Ended:  September 30, 2000
         [   ] Transition Report on Form 10-K
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-Q
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended:______________________________________

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| Read Instructions (on back page) Before Preparing Form. Please Print or Type.|
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|   Nothing in this form shall be construed to imply that the Commission has   |
|                  verified any information contained herein.                  |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

                                                            ViaPay Limited
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
       1000 Great West Road, Brentford, Middlesex, London, England TW8 9HH
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |  (a)  The reasons described in reasonable detail in Part III
     |       of this form could not be eliminated without
     |       unreasonable effort or expense;
     |  (b)  The subject annual report, semi-annual report, transition
     |       report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or
     |       portion thereof, will be filed on or before the fifteenth
 /X/ |       calendar day following the prescribed due date; or the
     |       subject quarterly report of transition report on Form 10-Q,
     |       or portion thereof will be filed on or before the fifth
     |       calendar day following the prescribed due date; and
     |  (c)  The accountant's statement or other exhibit required by
     |       Rule 12(b)-25(c) has been attached if applicable.


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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant hereby represents that is is unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 without unreasonable effort or expense. The Registrant further represents that the Form 10-Q will be filed by no later than November 20, 2000, which is the fifth calendar day following the date on which the Form 10-Q was due.

     The Registrant is currently in the process of accounting for certain transactions that occurred in the quarter ended September 30, 2000. The Registrant believes that the Form 10-Q could not be filed without unreasonable effort or expense; consequently it seeks an extension of five calendar days within which to file its Form 10-Q.

PART IV --OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     D. Roger Glenn                     212                     833-1109
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               (Name)                (Area Code)           (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
     30 of the Investment Company Act of 1940 during the preceding
     12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                     /X/ YES / / NO

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?       / / YES /X/ NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                ViaPay Limited
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 14, 2000           By  Ross Ivers
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                                      Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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-----------------------------------ATTENTION------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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